EXHIBIT 99.2
WSI Industries Appoints New Director
October 19, 2010—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported that the Board of Directors has appointed James D. Hartman to the WSI Board. Mr. Hartman has been a director of NVE Corporation since 2006. He was Chairman of Enpath Medical, Inc. from 2003 until it was acquired by Greatbatch, Inc. in 2007. From 1991 until 2007, Mr. Hartman held a variety of positions with Enpath and its predecessor company, including Chief Executive Officer. Enpath was publicly traded from its initial public stock offering in 1991 until it was acquired by Greatbatch. Mr. Hartman holds an accounting degree from the University of Wisconsin-Eau Claire and an MBA from the University of St. Thomas.
Michael J. Pudil, Chairman of the Board and Chief Executive Officer, commented: “We are pleased to have Jim join the WSI Board. His nearly 20 years experience as a director and executive officer of a publicly traded company and his financial expertise more than qualify him to serve as a director for WSI.”
WSI also announced that two of the current Directors, Eugene Mora and Paul Baszucki will not be running for re-election next year due to their retirement. Pudil further commented: “We would like to take the opportunity to thank both for their dedicated and outstanding service as members of WSI’s Board of Directors. Gene, who has served 25 years and Paul, who has served 22 years, have provided insight and business advice to management and the Board of Directors, and have consistently urged action that is in the best interest of the corporation and its shareholders.”
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.
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For additional information:
Michael J. Pudil (CEO) or Benjamin Rashleger (President & COO) or Paul D. Sheely (CFO) 763-295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.